Exhibit 21.1

SUBSIDIARIES OF SUNDANCE ENERGY AUSTRALIA LIMITED

Sundance Energy, Inc., a Colorado corporation

Sundance Energy Oklahoma, LLC, a Delaware limited liability company

SEA Eagle Ford, LLC, a Texas limited liability company

Armadillo Eagle Ford Holdings, Inc., a Delaware limited liability company

Armadillo E&P, Inc., a Delaware corporation